EXHIBIT 3.1

AMENDMENT NO. 2 TO

FIRST AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP

OF STONEMOR PARTNERS L.P.

This Amendment No. 2 (“Amendment No. 2”) to the First Amended and Restated Agreement of Limited Partnership of StoneMor Partners L.P. (the “Partnership”), as amended, is entered into effective as of November 13, 2007, by StoneMor GP LLC, a Delaware limited liability company (the “General Partner”), as general partner of the Partnership. Capitalized terms used but not defined herein are used as defined in the Partnership Agreement (as defined below).

WHEREAS, the General Partner and the Limited Partners of the Partnership entered into that certain First Amended and Restated Agreement of Limited Partnership of the Partnership dated as of September 20, 2004, as amended by that certain Amendment No. 1 dated as of February 27, 2007 (the “Partnership Agreement”);

WHEREAS, pursuant to NASDAQ Rule 4360, as amended, all securities of a limited partnership listed on NASDAQ on or after January 1, 2008 must be eligible for the Direct Registration Program (“DRP”); and

WHEREAS, in order to comply with the DRP requirements of NASDAQ Rule 4360, this Amendment No. 2 is needed to amend the provisions of Articles I, IV and X of the Partnership Agreement to allow Common Units to be uncertificated; and

WHEREAS, Section 13.1(d)(i) of the Partnership Agreement provides that the General Partner may amend any provision of the Partnership Agreement without the approval of any Limited Partner to reflect a change that, in the discretion of the General Partner, does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect; and

WHEREAS, acting pursuant to the power and authority granted to the General Partner under Section 13.1(d)(i) of the Partnership Agreement, the General Partner has determined that the following amendment to the Partnership Agreement does not adversely affect the Limited Partners (including any particular class of Partnership Interests as compared to other classes of Partnership Interests) in any material respect.

NOW THEREFORE, the General Partner does hereby amend the Partnership Agreement as follows:

1. The definition of the term “Certificate” in Section 1.1 shall be amended to read as follows:

““Certificate” means, at the election of the holder of Partnership Securities, either (a) a physical certificate (i) substantially in the form of Exhibit A to this Agreement, (ii) issued in global form in accordance with the rules and regulations of the Depositary or (iii) in such other form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more Common Units or a certificate in such form as may be adopted by the General Partner, issued by the Partnership evidencing ownership of one or more other Partnership Securities, or (b) the direct electronic registration of one or more Common Units or other Partnership Securities in the register described in Section 4.5(a) pursuant to a Direct Registration Program operated by a clearing agency registered under Section 17A of the Securities Exchange Act of 1934.”

2. The third sentence of Section 4.1 shall be amended to read as follows:

“In case of Partnership Securities represented by physical certificates, such Certificates shall be executed on behalf of the Partnership by the Chairman of the Board, President or any Executive Vice President, Vice President and the Secretary, or any Assistant Secretary of the General Partner.”

3. Section 4.2(a) shall be amended to read as follows:

“In case of Partnership Securities represented by physical certificates, if any mutilated Certificate is surrendered is surrendered to the Transfer Agent, the appropriate officers of the General Partner on behalf of the Partnership shall execute, and the Transfer Agent shall countersign and deliver in exchange therefore, a new Certificate evidencing the same number and type of Partnership Securities as the Certificate so surrendered.”

4. Section 10.4(a) shall be amended to read as follows:

“A Person (other than the General Partner, an Initial Limited Partner or a Substituted Limited Partner) who makes a Capital Contribution to the Partnership in accordance with this Agreement, or who is otherwise entitled to become a Limited Partner under the Delaware Act, shall be admitted to the Partnership as an Additional Limited Partner only upon furnishing to the General Partner:

(i) evidence of acceptance in form satisfactory to the General Partner of all of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6, and

(ii) such other documents or instruments as may be required by the General Partner to effect such Person’s admission as an Additional Limited Partner.”

5. Section 10.6 shall be added to Article X to read as follows:

“Section 10.6 Acceptance of Certificate.

The acceptance of a Certificate by any Person (including, but not limited to, the direct electronic registration of one or more Common Units or other Partnership Securities) shall (among other things) constitute conclusive evidence of acceptance of the terms and conditions of this Agreement, including the power of attorney granted in Section 2.6.”

6. Ratification of Partnership Agreement. Except as expressly modified and amended herein, all of the terms and conditions of the Partnership Agreement shall remain in full force and effect.

7. Governing Law. This Amendment No. 2 will be governed by and construed in accordance with the laws of the State of Delaware.

IN WITNESS WHEREOF, the General Partner has executed this Amendment No. 2 as of the date first set forth above.

GENERAL PARTNER: STONEMOR GP LLC

By:	/s/ Lawrence Miller
Name:	Lawrence Miller
Title:	President and Chief Executive Officer

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